Exhibit 99.1

Moelis & Company Reports

Record Fourth Quarter and Full Year 2016 Financial Results;
Returns $2.56 per share in Dividends for the Year(1)

•                  Record fourth quarter revenues of $204.6 million, up 17% from the same period of 2015; record annual revenues of $613.4 million, up 11% over fiscal year 2015

•                  GAAP net income of $0.58 per share (diluted) for the fourth quarter and $1.58 per share (diluted) for fiscal year 2016; Adjusted net income of $0.66 per share (diluted) for the fourth quarter and $1.80 per share (diluted) for fiscal year 2016, up 27% and 10% respectively from the prior year periods

•                  Continued to execute on organic growth strategy

•                  Recruited five Managing Directors in 2016 to enhance expertise in important sectors and regions; ended the year with 446 bankers, including 102 Managing Directors

•                  Entered Mexico through strategic alliance with Alfaro, Dávila y Ríos, S.C. in 2016; Moelis & Company is present in the two largest markets in Latin America

•                  Promoted eight advisory professionals to Managing Director in early 2017, representing the largest class of internal promotes in the Firm’s history

•                  Strong cash flow generation and significant capital returns

•                  Ended 2016 with cash and short term investments of $351.9 million and no debt or goodwill

•                  Declared special dividend of $1.25 per share in December 2016; 16% increase in regular quarterly dividend to $0.37 per share in January 2017

•                  Returned $2.56 per share to investors through regular and special dividends(1)

NEW YORK, February 8, 2017 — Moelis & Company (NYSE: MC) today reported financial results for the fourth quarter and fiscal year ended December 31, 2016.  The Firm’s fourth quarter revenues of $204.6 million increased 17% over the prior year period and represented our largest quarter of revenues since inception.  The Firm reported fourth quarter 2016 GAAP net income of $54.7 million, or $0.58 per share (diluted).  Adjusted net income of $39.3 million or $0.66 per share (diluted) for the fourth quarter of 2016 compared with $29.1 million or $0.52 per share (diluted) in the prior year period.

(1)  Represents dividends declared with respect to 2016 performance

The Firm’s fiscal year 2016 revenues of $613.4 million represented an increase of 11% over the prior year and our largest annual revenues on record.  GAAP net income for the period was $141.9 million, or $1.58 per share (diluted).  On an Adjusted basis, the Firm reported net income of $104.5 million or $1.80 per share (diluted) for fiscal year 2016, as compared with $90.2 million or $1.63 per share (diluted) in the prior year period.

“We achieved record revenues in 2016 as our investments in talent around the globe and exceptional collaboration across geographies and products led to an increasing number of client relationships.  We are experiencing significant momentum not only in the U.S., but in emerging regions such as India, Asia, the Middle East and Brazil as the M&A cycle continues and restructuring activity grows,” said Ken Moelis Chairman and Chief Executive Officer.

“In early 2017, we promoted eight advisory professionals to Managing Director, the largest class in our Firm’s history.  Internal promotion and talent development continue to be an important element of our successful growth story.”

“Since becoming a public company in early 2014, we have grown revenues by nearly 50%(2), entered new markets and expanded our product offering, all with a keen focus on return on invested capital.  This has resulted in the generation of substantial excess cash which we have returned to our shareholders.  We ended 2016 in a position of strength to capitalize on strong market activity, the continued maturation of our global platform and meaningful opportunities for expansion.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 38% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 62% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company.

(2)  Based on fiscal year 2013 revenues of $411.4 million and fiscal year 2016 revenues of $613.4 million

In the second quarter of 2016, the Firm modified the description of its unaudited non-generally accepted accounting principles (“non-GAAP”) measure presented in its quarterly earnings release and other supplementary information from “Adjusted Pro Forma” to “Adjusted.” This modification impacted the descriptions only. The amounts and principles used to derive the Adjusted data have been consistently applied.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands except per share data)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Revenues	$204,608	$174,789	17%	$204,608	$174,789	17%
Income (loss) before income taxes	62,822	46,966	34%	64,155	48,419	32%
Provision for income taxes	8,094	8,195	-1%	24,826	19,368	28%
Net income (loss)	54,728	38,771	41%	39,329	29,051	35%

Net income (loss) attributable to noncontrolling interests	39,693	28,224	41%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$15,035	$10,547	43%	$39,329	$29,051	35%

Diluted earnings per share	$0.58	$0.48	21%	$0.66	$0.52	27%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands except per share data)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Revenues	$613,373	$551,863	11%	$613,373	$551,863	11%
Income (loss) before income taxes	166,674	144,064	16%	171,884	150,340	14%
Provision for income taxes	24,809	23,847	4%	67,379	60,136	12%
Net income (loss)	141,865	120,217	18%	104,505	90,204	16%

Net income (loss) attributable to noncontrolling interests	103,478	87,113	19%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$38,387	$33,104	16%	$104,505	$90,204	16%

Diluted earnings per share	$1.58	$1.55	2%	$1.80	$1.63	10%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $204.6 million in the fourth quarter of 2016, as compared with $174.8 million in the prior year period, representing an increase of 17% and our largest quarter of revenues in Firm history.  For the year ended December 31, 2016, revenues were $613.4 million as compared with $551.9 million in 2015, or an increase of 11%. This represents our largest year of revenues on record and compares favorably with a 7% decrease in the number of global completed M&A transactions in the same period(3).  The increase in full year revenues reflects continued strong M&A activity, particularly in the US, and improved restructuring activity, which contributed to a greater number of transaction completions and the largest number of  total clients advised in our Firm’s history.  We advised 305 clients (167 of whom paid fees equal to or greater than $1 million) in fiscal year 2016 as compared with 269 clients (139 of whom paid fees equal to or greater than $1 million) during the same period in the prior year.

In early 2017, we promoted eight of our advisory professionals to Managing Director: Ryan Bell (US/Healthcare), Ping Chen (Hong Kong/APAC Coverage), Abhinav Gattani (UK/Technology), Matt Hughes (US/M&A), Ramy Ibrahim (US/Gaming & Leisure), Bassam Latif (US/Restructuring), Weihan Lee (Hong Kong/M&A) and Glenn Muscosky (US/Infrastructure).  This represented our largest class of promotes to date.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance
Expenses
Compensation and benefits	$119,981	$99,891	20%	$118,648	$95,982	24%
% of revenues	59%	57%		58%	55%
Non-compensation expenses	$23,102	$31,457	-27%	$23,102	$31,457	-27%
% of revenues	11%	18%		11%	18%
Total operating expenses	$143,083	$131,348	9%	$141,750	$127,439	11%
% of revenues	70%	75%		69%	73%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

(3)  Source: Thomson Financial as of January 3, 2017; includes all transactions greater than $100 million in value

	U.S. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Expenses
Compensation and benefits	$360,893	$311,224	16%	$355,683	$302,997	17%
% of revenues	59%	56%		58%	55%
Non-compensation expenses	$91,391	$103,136	-11%	$91,391	$103,136	-11%
% of revenues	15%	19%		15%	19%
Total operating expenses	$452,284	$414,360	9%	$447,074	$406,133	10%
% of revenues	74%	75%		73%	74%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $143.1 million for the fourth quarter and $452.3 million for the fiscal year ended December 31, 2016.  On an Adjusted basis, operating expenses were $141.8 million for the fourth quarter of 2016 as compared with $127.4 million in the prior year period, and $447.1 million for fiscal year 2016 as compared with $406.1 million in 2015.  The increase in operating expenses in 2016 resulted from increased compensation and benefits expenses, which were partially offset by a decrease in non-compensation expenses.

Compensation and benefits expenses on a GAAP basis were $120.0 million in the fourth quarter and $360.9 million for the fiscal year ended December 31, 2016.  Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for both 2016 and 2015) were $118.6 million and $355.7 million for the fourth quarter and fiscal year 2016, respectively, as compared with $96.0 million and $303.0 million for the fourth quarter and fiscal year 2015, respectively.  The Adjusted compensation and benefits ratio increased from 55% in the fourth quarter and fiscal year 2015 to 58% of revenues in the current year periods.  The increased compensation ratio reflects an additional tranche of equity amortization expense arising from the 2015 equity incentive grants made in early 2016 as well as modified vesting terms associated with that equity.

Non-compensation expenses on a GAAP and Adjusted basis were $23.1 million for the fourth quarter of 2016 as compared with $31.5 million for the prior year quarter.  Our  non-compensation expense ratio decreased to 11% from 18% in the same period of the prior year.  For the fiscal year ended December 31, 2016, GAAP and Adjusted non-compensation expenses were $91.4 million as compared with $103.1 million for the same period of the prior year. The full year non-compensation expense ratio decreased to 15% from 19%, driven in part by lower professional fees, including lower consulting and recruiting fees compared with the prior year, as well as by our continued expense discipline and increased revenues.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 38% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 62% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed all outstanding Class A partnership units of Moelis & Company Group LP to have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s fourth quarter and full year 2016 income was taxed at our corporate effective tax rates of 38.7% and 39.2% respectively, versus 40.0% in both prior year periods.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of December 31, 2016, we held cash and short term investments of $351.9 million and had no debt or goodwill on our balance sheet.

On January 4, 2017, the Board of Directors of Moelis & Company declared a quarterly dividend of $0.37 per share to be paid on March 17, 2017 to common stockholders of record on March 3, 2017.  The Board of Directors also declared a special dividend of $1.25 per share in December 2016 which was paid on January 5, 2017.

Including the regular quarterly dividend announced in January, we will have returned $2.56 per share to investors through regular and special dividends with respect to 2016 performance, demonstrating our strong cash flow generation and ongoing commitment to returning 100% of our excess capital to shareholders.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, February 8, 2017, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our fourth quarter and full year 2016 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Fourth Quarter 2016 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10099427.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions and other corporate finance matters.  The Firm serves its clients with about 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenues	$204,608	$174,789	$613,373	$551,863

Expenses
Compensation and benefits	119,981	99,891	360,893	311,224
Occupancy	3,755	3,835	18,696	15,063
Professional fees	5,023	8,098	12,574	20,911
Communication, technology and information services	5,924	4,860	22,025	18,263
Travel and related expenses	4,118	7,634	20,570	24,329
Depreciation and amortization	824	681	3,183	2,635
Other expenses	3,458	6,349	14,343	21,935
Total expenses	143,083	131,348	452,284	414,360

Operating income (loss)	61,525	43,441	161,089	137,503
Other income (expenses)	118	2,559	509	2,085
Income (loss) from equity method investments	1,179	966	5,076	4,476
Income (loss) before income taxes	62,822	46,966	166,674	144,064
Provision for income taxes	8,094	8,195	24,809	23,847
Net income (loss)	54,728	38,771	141,865	120,217

Net income (loss) attributable to noncontrolling interests	39,693	28,224	103,478	87,113
Net income (loss) attributable to Moelis & Company	$15,035	$10,547	$38,387	$33,104

Weighted-average shares of Class A common stock outstanding
Basic	21,042,993	20,377,446	20,933,757	20,021,652
Diluted	25,781,278	22,201,408	24,242,302	21,362,571
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.71	$0.52	$1.83	$1.65
Diluted	$0.58	$0.48	$1.58	$1.55

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended December 31, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$119,981	$(1,333	) (a)	$118,648

Income (loss) before income taxes	62,822	1,333		64,155
Provision for income taxes	8,094	16,732	(b)	24,826
Net income (loss)	54,728	(15,399)		39,329

Net income (loss) attributable to noncontrolling interests	39,693	(39,693)		—
Net income (loss) attributable to Moelis & Company	$15,035	$24,294		$39,329

Weighted-average shares of Class A common stock outstanding
Basic	21,042,993	33,709,717	(b)	54,752,710
Diluted	25,781,278	33,709,717	(b)	59,490,995
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.71			$0.72
Diluted	$0.58			$0.66

(a)               Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)               Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 38.7% for the period presented.

	Three Months Ended December 31, 2015
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$99,891	$(3,909	) (a)(b)	$95,982

Operating income (loss)	43,441	3,909		47,350
Other income (expenses)	2,559	(2,456	) (b)	103

Income (loss) before income taxes	46,966	1,453		48,419
Provision for income taxes	8,195	11,173	(c)	19,368
Net income (loss)	38,771	(9,720)		29,051

Net income (loss) attributable to noncontrolling interests	28,224	(28,224)		—
Net income (loss) attributable to Moelis & Company	$10,547	$18,504		$29,051

Weighted-average shares of Class A common stock outstanding
Basic	20,377,446	33,762,802	(c)	54,140,248
Diluted	22,201,408	33,762,802	(c)	55,964,210
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.52			$0.54
Diluted	$0.48			$0.52

(a)               Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)               Reflects a reclassification of other income associated with the forfeiture of fully vested Class A partnership units to compensation and benefits expense.

(c)                Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.0% for the period presented.

	Twelve Months Ended December 31, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$360,893	$(5,210	) (a)	$355,683

Income (loss) before income taxes	166,674	5,210		171,884
Provision for income taxes	24,809	42,570	(b)	67,379
Net income (loss)	141,865	(37,360)		104,505

Net income (loss) attributable to noncontrolling interests	103,478	(103,478)		—
Net income (loss) attributable to Moelis & Company	$38,387	$66,118		$104,505

Weighted-average shares of Class A common stock outstanding
Basic	20,933,757	33,818,953	(b)	54,752,710
Diluted	24,242,302	33,818,953	(b)	58,061,255
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.83			$1.91
Diluted	$1.58			$1.80

(a)               Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)               Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.2% for the period presented.

	Twelve Months Ended December 31, 2015
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$311,224	$(8,227	) (a)(b)	$302,997

Operating income (loss)	137,503	8,227		145,730
Other income (expenses)	2,085	(1,951	) (b)(c)	134

Income (loss) before income taxes	144,064	6,276		150,340
Provision for income taxes	23,847	36,289	(c)(d)	60,136
Net income (loss)	120,217	(30,013)		90,204

Net income (loss) attributable to noncontrolling interests	87,113	(87,113)		—
Net income (loss) attributable to Moelis & Company	$33,104	$57,100		$90,204

Weighted-average shares of Class A common stock outstanding
Basic	20,021,652	34,118,596	(d)	54,140,248
Diluted	21,362,571	34,118,596	(d)	55,481,167
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.65			$1.67
Diluted	$1.55			$1.63

(a)               Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)               Reflects a reclassification of other income associated with the forfeiture of fully vested Class A partnership units to compensation and benefits expense.

(c)                Reflects the netting of GAAP adjustments made to the amount pursuant to the Company’s Tax Receivable Agreement against provision for income taxes.

(d)               Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.0% for the period presented.